UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: August 31, 2016
(Date of earliest event reported)

IDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
1925 W. Field Court
Lake Forest, Illinois 60045
(Address of principal executive offices, including zip code)
(847) 498-7070
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2016, IDEX Corporation (the “Company) announced the appointment of Michael J. Yates as interim Chief Financial Officer of the Company, effective September 9, 2016, and the resignation of Heath A. Mitts as the Company’s Senior Vice President and Chief Financial Officer, effective September 9, 2016. The Company has begun a search to consider both internal and external candidates for the Chief Financial Officer role. A copy of the press release announcing Mr. Yates’ appointment and Mr. Mitts’ resignation is attached hereto as Exhibit 99.1.

Mr. Yates, 51, has been at the Company for 11 years and is currently Vice President and Chief Accounting Officer, a position he has held since 2010. He will continue to serve in this role during this interim period. He was Vice President and Controller of the Company for five years before becoming Vice President and Chief Accounting Officer. Mr. Yates held positions with PriceWaterhouseCoopers and KPMG for 17 years prior to joining the Company. He received his Bachelor of Science degree in accounting from Indiana University at Bloomington and is a certified public accountant.

There are no arrangements or understandings between Mr. Yates and any other person pursuant to which he was appointed as the interim Chief Financial Officer. Mr. Yates does not have any family relationship with any director or other executive officer of the Company, and there are no transactions in which Mr. Yates has an interest requiring disclosure under Item 404(a) of Regulation S-K.
In connection with his appointment as the interim Chief Financial Officer of the Company, the Compensation Committee of the Board of Directors of the Company approved an award for Mr. Yates of 5,355 shares of restricted stock. The award cliff vests three years after the grant date of August 31, 2016 based on continued service; provided, however, if Mr. Yates is terminated by the Company without cause prior to such vesting date, the award will fully vest upon termination.
Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits

Exhibit Number	Description

99.1	Press Release dated August 31, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION

	By:	/s/ HEATH A. MITTS
Heath A. Mitts
Senior Vice President and Chief Financial Officer
September 1, 2016

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated August 31, 2016